Exhibit 10.27

Enanta Pharmaceuticals, Inc.

RESTRICTED STOCK UNIT GRANT NOTICE AND AWARD AGREEMENT

(2024 Inducement Stock INCENTIVE PLAN)

This notice confirms that Enanta Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, has granted to the person named below (“Participant”) an award (this “Award”) of the number of Restricted Stock Units (the “RSUs”) set forth below pursuant to the Company’s 2024 Inducement Stock Incentive Plan (the “Plan”), each RSU representing the right to receive one share of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), as provided below and subject to the definitions and terms and conditions referenced below.

Participant:

Address:

City, State, Zip Code:

Award Number:

Date of Grant:

Number of RSUs:

Vesting Schedule: 25% of the total number of RSUs subject to this Award (rounded down to the nearest whole number of shares, with any fractional RSU to be cumulated and to vest and issue on the earliest vesting date in which a whole RSU equivalent is accumulated) will vest on each of the Initial Vesting Date and the first, second and third anniversaries of the Initial Vesting Date of this Award. The “Initial Vesting Date” of this Award shall be the 27th day of the second month of the same fiscal quarter occurring in the following year as the fiscal quarter in which the Award was granted (or if such date, or any anniversary thereof, is not a trading day on the Nasdaq Global Market, then the first trading day preceding such date).

Settlement: Each portion of vested RSUs will settle, and the underlying shares of the Company’s Common Stock will be issued to the Participant, subject to Participant’s continued employment with the Company and subject to applicable tax withholding, on the applicable vesting date (which shall also be the “Settlement Date”) indicated in the vesting schedule above.

By your acceptance of this Award, which Participant must confirm on the Company’s electronic stock plan system, Participant agrees to all the terms and conditions of this Award, including, without limitation, those set forth in the Plan and the in the accompanying Terms and Conditions of RSU Award.

ENANTA PHARMACEUTICALS, INC.

Chief Financial and Administrative Officer

ENANTA PHARMACEUTICALS, INC.

Terms and Conditions of RSU Award

1. The Plan. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. The Committee administers the Plan, directly or through a delegate, and its determinations regarding the operation of the Plan are final. Subject to the limitations set forth in the Plan, the Committee may amend the Plan or this Award. Capitalized terms used but not defined herein shall have the meaning set forth in the Plan. Copies of the Plan may be obtained upon written request without charge from the Secretary of the Company.

2. No Rights as Stockholder or Employee. Participant shall not have any of the rights or privileges of a stockholder of the Company with respect to the RSUs subject to this Award unless and until shares of Common Stock have been issued and delivered to Participant. The rights of Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights vest and settle in accordance with Sections 3, 4 and 5. Participant shall not have any rights to continued employment by the Company by virtue of the grant of this Award.

3. Settlement of RSUs: Issuance of Common Stock. Subject to Section 9, the Company shall deliver to Participant, on or promptly after a vesting date, the shares of Common Stock represented by the number of whole RSUs that have vested as of such date. The shares of Common Stock issued with respect to vested RSUs shall be free of all restrictions on transferability and forfeiture under this Award.

4. Vesting. Subject to the terms and conditions of this Award, each installment of the RSUs shall vest according to the Vesting Schedule for this Award, which is set forth on the accompanying notice for this Award, so long as Participant remains continuously employed by the Company until the applicable Settlement Date.

5. Termination due to Disability, or Death. In the event Participant’s employment is terminated by reason of disability or death, the vesting of the RSUs will be prorated based on the number of days during the period of the vesting schedule that the Participant spent on the active payroll of the Company. Payout for the award will be made at the same time as payment would have been made had Participant not had a termination of employment. "Disability" means a disability entitling Participant to benefits under the long-term disability policy sponsored by the Company that applies to Participant.

6. Other Termination of Employment. If, prior to issuance of shares under the RSUs pursuant to the Vesting Schedule, Participant ceases to be an employee of the Company for any reason (voluntary or involuntary), then (except as set forth in Section 5 above) Participant’s rights to all of the unvested RSUs shall be immediately and irrevocably forfeited.

7. Mergers etc. As provided in the Plan, in the event of corporate transactions affecting the Company's outstanding Common Stock, the Committee shall equitably adjust the number and kind of shares subject to this Award or make provision for a cash payment. If such transaction involves a consolidation or merger of the Company with another entity, the sale or exchange of all or substantially all of the assets of the Company or a reorganization or liquidation of the Company, the Committee may in its discretion accelerate or waive any vesting of this Award.

8. Adjustments in Number of RSUs. The number of RSUs subject to the Award will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

9. Restriction on Transfer. The RSUs are not transferable by Participant otherwise than by will or the laws of descent and distribution. The naming of a Designated Beneficiary does not constitute a transfer.

10. Income Tax Matters. In connection with any settlement of any RSU Shares, the Company will cause to be sold on the open market at the then prevailing market price(s), on the RSU holder’s behalf, as soon as practicable on or after the date on which the shares of Common Stock are delivered to the RSU holder in connection with the settlement of the Award, the number (rounded up to the next whole number) of shares of Common Stock sufficient to generate proceeds to cover (A) 30% of the value of the settled shares (or such other percentage as may then be determined consistent with applicable federal and state income tax withholding requirements) in satisfaction of the RSU holder’s tax withholding obligations arising from the vesting and settlement of the Award and the related issuance and delivery of shares of Common Stock to the RSU holder and (B) all applicable fees and commissions due to, or required to be collected by, the broker with respect to such sale.

11. Section 409A. In the event that the Committee determines that any amounts will be immediately taxable to Participant under Section 409A of the Code and related Department of Treasury guidance (or subject Participant to a penalty tax thereunder) in connection with the grant, vesting or settlement of the RSUs or any provision of this Award or the Plan, the Company may (i) adopt such amendments to this Award (having prospective or retroactive effect), that the Committee determines to be necessary or appropriate to preserve the intended tax treatment of the RSUs and/or (ii) take such other actions as the Committee determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which such RSUs were granted.

12. Conditions for Issuance of Shares. The Company shall not be required to deliver any shares of Common Stock upon vesting of any RSUs until (i) such shares of Common Stock have been admitted to listing on all stock exchanges on which the Common Stock is then listed and (ii) the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied, provided however, that the Company may only so delay delivery of shares of Common Stock to the extent that such deferral complies with the provisions of Section 409A of the Code and related Department of Treasury guidance. Except as provided in the preceding sentence, in no event will shares of Common Stock be delivered later than the date that is two and one-half (2 1/2) months from the end of the calendar year in which the applicable PSUs vest. Any shares of Common Stock delivered under this Award may be subject to such stop transfer restrictions as counsel for the Company shall consider necessary to comply with any applicable law.

13. Notices. Any written notices provided for in this Award that are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Participant, at the Participant’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

14. Miscellaneous. The right of Participant to receive shares of Common Stock pursuant to this Award is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Award other than those of an unsecured general creditor of the Company. Subject to the restrictions on transfer set forth herein, this Award shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15. Governing Law. This Award shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to applicable conflicts of laws.

16. Severability. If one or more of the provisions of this Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award to be construed so as to foster the intent of this Award and the Plan.

Approved March 2024